Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Secure Computing Corporation of our report dated December 10, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in N2H2, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2002. We also consent to the references to us under the headings “Experts” and “N2H2 Selected Historical Consolidated Financial Data” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

August 7, 2003